Exhibit 99.1

Blink Charging Elects Former Top White House Advisor and Member of Congress Cedric Richmond to its Board of Directors

The former Representative brings decades of government and business experience to the Blink Board

Miami, Fla. (August 31, 2022) – Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner and operator of electric vehicle (EV) charging equipment and services, is pleased to announce the election of former senior advisor to President Biden and former Congressman, Cedric Richmond, to the Blink Board of Directors by the board on August 25, 2022, adding decades of public policy knowledge and insights to the highly experienced Blink board.

Richmond, a distinguished former member of the United States House of Representatives, and founder of the governmental affairs consulting firm, Richmond & Company is known for his foresight, keen political intuition, and his commonsense approach to business, policy, and government. As a result of this expertise and experience, Richmond is uniquely qualified to advise on Blink’s growth and expansion strategies and will provide a valuable perspective to Blink as the company leads the charge to build upon the Biden Administration’s call to deploy EV charging infrastructure across the country.

“Cedric’s addition to the board further broadens the vast collection of experience and expertise that makes the board dynamic and a valuable resource for the executive team,” said Michael D. Farkas, Chairman and Chief Executive Officer of Blink Charging. “We are excited about the wealth of government knowledge, insights, and perspectives Cedric will bring as we continue to expand our presence in the industry, increase deployments of EV charging equipment across the U.S. and the globe, and provide greater shareholder value.”

A graduate of Morehouse College and Tulane University School of Law, Richmond was elected to the U.S. House of Representatives in 2010 representing Louisiana’s second district serving six terms. While in Congress, he served on the House Committees on Small Business, Judiciary, Homeland Security, and the prestigious Ways and Means Committee. From 2017-2019, Richmond served as the Chairman of the Congressional Black Caucus.

Following his successful congressional career, Richmond joined the Biden Administration in 2021, as Senior Advisor to the President and Director of the White House Office of Public Engagement. In that role, Cedric directly engaged with constituencies that ranged from the top CEOs to Civil Rights Leaders to Youth Advocates. He also proudly served the people of Louisiana in the Louisiana House of Representatives from 2000 to 2010. Before serving in Congress, Richmond practiced law in New Orleans.

“It is an honor to join the Board of Directors for a pioneer and leader in the growing EV industry. With the clear initiative from the White House being a focus on deploying EV charging infrastructure, I have been very interested in the space. After a thorough review, I think Blink, the largest owner and operator of EV charging stations in the U.S., is uniquely positioned to be at the forefront of this country’s transition to Electric Vehicles and I wholeheartedly support that mission. I look forward to upholding the integrity and confidence that is placed on Blink and working alongside the talented leadership team,” said Richmond.

Richmond will take his seat on the board beginning August 25, 2022, and will serve on our Board’s environmental, social and governance (ESG) committee.

The Blink Board of Directors along with its accomplished executive management team create an unparalleled group of industry experts at all levels of management throughout the Blink organization. The industry as a whole will benefit from the amassed talent that includes Blink’s Chairman and CEO, Michael D. Farkas along with Ritsaart Van Montfrans, Blink Director and the former CEO of New Motion; Mahi Reddy, Blink Director and CEO of SemaConnect, a Blink Charging Company; Brendan Jones, Blink Director and President and a former EV executive at Nissan, Electrify America and Evgo; and Harjinder Bhade, Blink CTO and a founder of ChargePoint. This dynamic team of EV industry leaders, along with the highly experienced Blink senior management, position Blink as a formidable provider of EV solutions and establishes Blink as a leader in the industry.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW), a leader in electric vehicle (EV) charging equipment, has deployed over 51,000 charging ports across 25 countries, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of Blink’s charging locations worldwide. Blink’s principal line of products and services includes the Blink EV charging network (“Blink Network”), EV charging equipment, EV charging services, and the products and services of recent acquisitions, including SemaConnect, Blue Corner and BlueLA. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s Q2 2022 Form 10-Q and other periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187

Blink Media Contact

PR@BlinkCharging.com

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